Exhibit 10.75

OUTSIDE DIRECTORS COMPENSATION

Effective February 23, 2006

Annual Retainer	$17,500 per quarter, payable in cash or as otherwise elected by a non-management director (an “Outside Director”) pursuant to the Deferred Compensation Plan (“Deferred Plan”).

Annual Option Grant[1]	An annual option grant to acquire common shares equal to $210,000 divided by the closing price of the Company’s common shares on the date the Company’s Annual Meeting of Shareholders (“Grant Date Closing Price”); one year cliff vest.

Annual Restricted Share Unit Grant[1]	An annual restricted share unit grant of the number of restricted share units equal to $90,000 divided by three, divided by the Grant Date Closing Price; one year cliff vest.

Initial Option Grant[1]	Upon first appointment or election to the Board, each Outside Director to receive an initial option grant to acquire common shares equal to $210,000 divided by the closing price on the Initial Option Grant date; one year cliff vest.

Initial Restricted Share Unit Grant[1]	Upon first appointment or election to the Board, each Outside Director to receive an initial RSU grant equal to $90,000 divided by three, divided by the closing price on the Initial Option Grant date; one year cliff vest.

Non-management Presiding Director Retainer	Additional retainer is $3,750 per quarter, payable in cash or as elected under Deferred Plan.

Audit Committee Chair	Additional retainer is $3,750 per quarter, payable in cash or as elected under Deferred Plan.

Human Resources and Compensation Committee Chair	Additional retainer is $2,000 per quarter, payable in cash or as elected under Deferred Plan.

Nominating and Governance Committee Chair	Additional retainer is $1,500 per quarter, payable in cash or as elected under Deferred Plan

Audit Committee retainer	Additional retainer is $500 per quarter for serving on Audit Committee, payable in cash or as elected under Deferred Plan.

Per meeting fee

Special meeting fee for attendance at “excess meetings”: $1,500 for a full day; $750 for a half day or less. An “excess meeting” is a meeting attended after the Outside Director has attended a number of meetings equal to the number of regular quarterly board meetings, plus the number of regular committee meetings associated with regular quarterly board meetings, plus two. An excess meeting excludes meetings attended by a non-committee member and written actions.

Prior to payment, any excess meeting fees must be approved by the Human Resources and Compensation Committee of this Board.

Total meeting fees in this category will not exceed $25,000 in any fiscal year. Payable in cash or as elected under the Deferred Plan.

Ad hoc Committee retainer	When ad hoc committees are formed to address extraordinary events, the Board will determine an annual retainer to be paid to ad hoc committee members based upon expected effort required. Total fees in this category will not exceed $25,000 in any fiscal year. Payable in cash or as elected under the Deferred Plan.

[1]	Awards to be granted pursuant to the Amended and Restated Outside Directors’ Equity Incentive Plan, as amended.